As filed with the Securities and Exchange Commission on October 24, 2016

Registration No. 333-143427

Registration No. 333-143426

Registration No. 333-58163

Registration No. 333-38587

Registration No. 333-04709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-143427

Form S-8 Registration Statement No. 333-143426

Form S-8 Registration Statement No. 333-58163

Form S-8 Registration Statement No. 333-38587

Form S-8 Registration Statement No. 333-04709

UNDER
THE SECURITIES ACT OF 1933

__________________________________

INTERNATIONAL TEXTILE GROUP, INC.

(Exact name of registrant as specified in its charter)

_____________________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0596831 (I.R.S. Employer Identification No.)

804 Green Valley Road

Suite 300

Greensboro, North Carolina 27408

(Address of principal executive offices including zip code)

_____________________________

International Textile Group, Inc. Stock Option Plan For Non-Employee Directors,
As Amended and Restated

International Textile Group, Inc. Equity Incentive Plan, As Amended and Restated

Options Granted to Market Pathways Financial Relations Incorporated

Safety Components International, Inc. (n/k/a International Textile Group, Inc.) 1994 Stock Option Plan, As Amended, and a Stock Option Agreement

Safety Components International, Inc. (n/k/a International Textile Group, Inc.) 1994 Stock Option Plan
(Full title of the plan)

_____________________________

Neil W. Koonce, Esq.
804 Green Valley Road
Suite 300
Greensboro, North Carolina 27408
(Name and address of agent for service)

(336) 379-6568

(Telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

(404) 521-3939

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐	Accelerated filer☐
Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company☒

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”) filed by International Textile Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

●

File No. 333-143427 registering 616,000 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) for issuance under the International Textile Group, Inc. Equity Incentive Plan, As Amended and Restated;

●	File No. 333-143426 registering 34,000 shares of Common Stock for issuance under the International Textile Group, Inc. Stock Option Plan For Non-Employee Directors, As Amended and Restated;

●	File No. 333-58163 registering 15,000 shares of Common Stock for issuance under Options Granted to Market Pathways Financial Relations Incorporated;

●

File No. 333-38587 registering 650,000 shares of Common Stock under the Safety Components International, Inc. (n/k/a International Textile Group, Inc.) 1994 Stock Option Plan, As Amended, and a Stock Option Agreement; and

●	File No. 333-04709 registering 400,000 shares of Common Stock under the Safety Components International, Inc. (n/k/a International Textile Group, Inc.) 1994 Stock Option Plan.

On October 24, 2016, pursuant to an Agreement and Plan of Merger, dated as of October 24, 2016, among the Company, Project Ivory Intermediate Holding II Corporation, a Delaware corporation (“Parent”), and Project Ivory Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, as a result of which the Company became a direct wholly-owned subsidiary of Parent (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment pursuant to Rule 478 under the Securities Act of 1933, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on October 24, 2016.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Neil W. Koonce
Name: Neil W. Koonce
Title: Vice President and General Counsel

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.